Exhibit 99.1

News Release

COMMERCIAL METALS COMPANY TO REVIEW

UNSOLICITED LETTER FROM CARL ICAHN

Irving, Texas, November 28, 2011 – Commercial Metals Company (NYSE: CMC) today confirmed that it has seen an open letter released to the press by Carl Icahn proposing to acquire all outstanding common shares of Commercial Metals Company at a price of $15.00 per share.

Commercial Metals Company’s Board of Directors, in consultation with its independent financial and legal advisers, will review the letter and determine a response that is in the best interests of the Company and its stockholders. The Company noted that Icahn’s letter did not constitute a formal offer and, as such, stockholders do not need to take any action.

The Company noted that, in a highly cyclical industry, it continues to make significant progress on many key fronts to enhance performance and position Commercial Metals Company for future success, showing improved financial results in fiscal 2011.

Contributing to these results are several actions Commercial Metals Company has taken over the past few years, including: the realignment of its Americas operations; the exit of certain non-core businesses, such as its joist and deck and heavy forms rental business; a broad reduction in cost structure; and the optimization of its overall product mix.

In addition, more recently, Commercial Metals Company has continued to take actions to position the Company for when the global economy and market conditions improve, including:

¡	The decision in October to exit its Croatian operation
¡	The restructuring of its fabrication business, with plans to close five rebar fabricating locations
¡	Further global headcount reductions
¡	The rationalization of eight construction services locations

Also, with respect to Commercial Metals Company’s Board and management team, the Company noted that it has added four new directors to its Board in the past two years and last week disclosed that it has appointed another new independent director. The Company also implemented a planned senior leadership transition process whereby Joe Alvarado succeeded Murray McClean as Chief Executive Officer effective September 1, 2011, and the Company hired industry veteran Barbara Smith as its new Chief Financial Officer.

The Board is committed to serving the interests of all stockholders and ensuring that they realize the full potential of their investment.

Goldman, Sachs & Co. is serving as financial adviser, and Sidley Austin LLP is legal adviser.

About Commercial Metals Company

Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.

Important Additional Information

Commercial Metals Company (“CMC”), its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from CMC stockholders in connection with the matters to be considered at CMC’s 2012 annual meeting of stockholders. CMC intends to file a definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from CMC stockholders. CMC STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of CMC’s directors and executive officers in CMC stock, restricted stock and options is included in their SEC filings on Forms 3, 4 and 5, which can be found at the CMC’s website (www.cmc.com) in the section “Investor Relations.” More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with CMC’s 2012 annual meeting of stockholders. Information can also be found in CMC’s Annual Report on Form 10-K for the year ended August 31, 2011, filed with the SEC on October 31, 2011. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by CMC with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at CMC’s website at www.cmc.com or by writing to CMC at 6565 N. MacArthur Blvd., Suite 800, Irving, Texas 75039, Attn: Corporate Secretary.

Contact:

Investors & Media:

Barbara Smith

Chief Financial Officer

214-689-4300

Or

Investors:

Larry Dennedy

MacKenzie Partners

212-929-5239

Media:

Debbie Miller/Chris Kittredge

Sard Verbinnen & Co

212-687-8080

{END}